Exhibit 99.2
News

For Release           Immediate


Contacts              Mary Beth Schwartz, 651-293-4891
                      mary_beth_schwartz@consecofinance.com



          Conseco Finance Corp. Reaches Agreement in Principle to Sell
       Company's Assets to CFN Investment Holdings LLC, a Joint Venture of
          Fortress Investment Group LLC, J.C. Flowers & Co., LLC, and
                        Cerberus Capital Management, L.P.

     Proposed Sale to Be Completed Through Voluntary Chapter 11 Proceedings;
         Conseco Finance Corp.'s Operations Expected to Continue Without
                 Interruption Pending Completion of Sale Process

     St. Paul, Minn.; Dec. 18, 2002-- Conseco Finance Corp. (CFC) announced today that it has reached an agreement in principle with CFN Investment Holdings LLC, a joint venture of Fortress Investment Group LLC, J.C. Flowers & Co., LLC, and Cerberus Capital Management, L.P., providing for the sale of CFC's assets and operations. Under the proposed agreement, CFN Investment Holdings would acquire all of Conseco Finance Corp.'s assets and operations, subject to various closing conditions and CFN Investment Holdings' option to exclude certain assets. The proposed purchase price would be equal to the outstanding amount of CFC's secured debt as of the closing date, subject to adjustment.

     To facilitate the sale and to assist CFC in its efforts to restructure its Manufactured Housing servicing business, CFC and Conseco Finance Servicing Corp. filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mill Creek Bank, Green Tree Retail Services Bank and Conseco Agency were not included in the Chapter 11 filing.

     In conjunction with the Chapter 11 filing, and as required under Section 363 of the Bankruptcy Code, Conseco Finance Corp. will file a motion seeking to establish bidding procedures for an auction that will allow other qualified bidders to submit higher and better offers to purchase the company's assets. The company anticipates that the proposed sale will be completed in the first quarter of 2003, pending approval of the Bankruptcy Court and certain government regulatory agencies.

     "The expected sale of these assets to a well-capitalized buyer is positive news for Conseco Finance," said Chuck Cremens, President and CEO of Conseco Finance Corp. "We believe that the sale of the business will preserve the vast majority of our employees' jobs and enhance our ability to serve our customers," Cremens added.



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                                                       Conseco Finance Corp. (2)
                                                                   Dec. 18, 2002

     CFC also announced that it has reached an agreement in principle with an affiliate of the buyer and one of CFC's existing lenders to provide up to $125 million of DIP financing. Upon execution of definitive agreements and Bankruptcy Court approval, the DIP financing should provide the company with sufficient funding to continue to operate its business and serve its customers without interruption during the Chapter 11 process. Pending final approval of the DIP financing by the Court, CFC's secured lenders have agreed to allow CFC to use cash collateral to fund its ongoing operations.

     As a routine matter, ongoing employee compensation and benefit programs are being presented to the Court for approval as part of the company's "first-day" motions, and the company anticipates that the Court will approve these requests, thereby ensuring that employees will be paid and that benefit programs will remain intact. Vendors will be paid in the ordinary course for all goods furnished and services rendered after the filing.

     CFC and Conseco Finance Servicing Corp. filed their voluntary Chapter 11 petitions in the U.S. Bankruptcy Court for the Northern District of Illinois. Conseco, Inc., CFC's parent, also announced today that it and certain of its non-operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 with that Court.

     Conseco Finance Corp., with managed assets of $38 billion, is one of America's largest finance companies. Conseco Finance Corp. is a subsidiary of Conseco, Inc., which is headquartered in suburban Indianapolis.

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     Note on forward-looking statements: Some of the statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those that use words such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempts," "seeks," "should," "could," "goal," and other similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:
(i) the ability of CFC to successfully complete the transactions contemplated by the asset purchase agreement and/or to otherwise restructure its business and emerge from the Chapter 11 reorganization; (ii) the potential adverse impact of the Chapter 11 petitions on CFC's operations, management and employees; (iii) general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect (among other things) CFC's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of CFC's investments and the level of defaults and prepayments of loans made by CFC; (iv) customer response to new products, distributions channels and marketing initiatives and the Chapter 11 petitions and the proposed sale transaction; (v) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of CFC's products; (vi) increasing competition in the finance business; (vii) actions by rating agencies and the effects of past or future actions by these agencies on CFC's business, including the impact of recent rating downgrades; (viii) the ultimate outcome of lawsuits filed against CFC; (ix) the impact of Conseco, Inc.'s restructuring on CFC; and (x) the risk factors or uncertainties listed from time to time in Conseco, Inc.'s filings with the Securities and Exchange Commission or its filings with the U.S. Bankruptcy Court in connection with its Chapter 11 petitions. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.